UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 13, 2012, Chesapeake Lodging Trust (the “Trust”) and Chesapeake Lodging, L.P. entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), in connection with the public offering of 6,500,000 of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). Pursuant to the Underwriting Agreement, the Trust granted the Underwriters a 30-day option to purchase up to an additional 975,000 Common Shares, which the Underwriters have exercised in full. The closing of the offering is expected to occur on September 18, 2012. The Trust estimates that the net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses payable by the Trust, will be approximately $132.5 million, taking into account the Underwriters’ full exercise of their option to purchase additional shares. Robert W. Baird & Co. Incorporated, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC and JMP Securities LLC are co-managers of the offering.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits to this Current Report on Form 8-K are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2012	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 13, 2012, by and among the Trust, the Operating Partnership and Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule 1 thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)